Seneca Foods Reports Earnings of $13.8 Million or $1.38 per Diluted Share for
  the Fourth Quarter of Fiscal Year 2016

MARION, N.Y. June 8, 2016 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) reported that net earnings for the fiscal fourth quarter of 2016 was $13.8 million, or $1.38 per diluted share, compared to $2.8 million, or $0.26 per diluted share, in the fiscal fourth quarter of 2015.  Net sales for the fourth quarter ended March 31, 2016, increased from the fourth quarter ended March 31, 2015, by 9.3%, to $303.7 million.  The increase is attributable to increased sales volume of $52.4 million partially offset by lower selling prices/less favorable sales mix of $26.7 million.

Net earnings for the fiscal year ended March 31, 2016, increased to $54.5 million, or $5.42 per diluted share, compared to $9.9 million, or $0.90 per diluted share, in the fiscal year ended March 31, 2015.  Net sales for the fiscal year ended March 31, 2016, decreased from the fiscal year ended March 31, 2015 by 0.9%, to $1,275.4 million.  The decrease is attributable to decreased sales volume of $11.1 million partially offset by higher selling prices/more favorable sales mix of $0.1 million.

"We are pleased that fiscal year 2016 finished on a strong note as holiday sales drove both sales and earnings in the fourth quarter.  Our full year performance was also strong even after excluding one-time events as a good growing season last Summer and Fall led to a better than anticipated cost of goods sold," stated Kraig Kayser, President and Chief Executive Officer.

Excluding a non-cash after-tax LIFO credit of $7.5 million, net earnings per diluted share was $0.63 during the quarter ended March 31, 2016, versus earnings per diluted share of $0.25 during the quarter ended March 31, 2015, which included a non-cash after-tax LIFO credit of $0.1 million.  Excluding a non-cash after-tax LIFO credit of $16.1 million, net earnings per diluted share were $3.82 during the year ended March 31, 2016, versus $1.54 per diluted share during the year ended March 31, 2015, which included a non-cash after-tax LIFO charge of $6.9 million.

Other operating income in 2016 included a gain of $24.3 million related to a contractual payment received in conjunction with a relationship transfer agreement with General Mills.  The Company recorded a gain of $0.4 million from the sale of other fixed assets.

Other operating income in 2015 included a gain of $5.0 million related to a contractual payment received in connection with the closing of a Midwest plant and a charge of $0.3 million related to environmental costs related to a Company-owned plant in New York State.  The Company also recorded a gain of $0.1 million from the sale of other fixed assets.

About Seneca Foods Corporation
Seneca Foods is North America's leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms.  Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby's®, Cherryman®, Aunt Nellie's®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  Seneca's common stock is traded on the Nasdaq Global Stock Market under the symbols "SENEA" and "SENEB". SENEA is included the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Net Earnings Excluding LIFO Impact, EBITDA and FIFO EBITDA

Net Earnings excluding LIFO, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO and to periods prior to 2008 when the company did not use LIFO and enhance the understanding of the company's operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net earnings and reported diluted earnings per share to net earnings excluding LIFO and diluted earnings per share excluding LIFO.

	Quarter Ended
	March 31, 2016		March 31, 2015
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$13.8	$1.38	$2.8	$0.26

LIFO credit, after tax at statutory federal rate	(7.5)	(0.75)	(0.1)	(0.01)

Net earnings, excluding LIFO impact	$6.3	$0.63	$2.7	$0.25

Diluted weighted average common shares outstanding (in thousands)		9,910		10,525

	Year Ended
	March 31, 2016		March 31, 2015
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$54.5	$5.42	$9.9	$0.90

LIFO (credit) charge, after tax at statutory federal rate	(16.1)	(1.60)	6.9	0.64

Net earnings, excluding LIFO impact	$38.4	$3.82	$16.8	$1.54

Diluted weighted average common shares outstanding (in thousands)		9,948		10,762

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Year Ended
EBITDA and FIFO EBITDA:	March 31, 2016	March 31, 2015
	(In thousands)

Net earnings	$54,458	$9,899
Interest expense, net of interest income	8,044	6,862
Income tax expense	25,999	4,221
Depreciation and amortization	21,737	21,834
Interest amortization	(300)	(299)
EBITDA	109,938	42,517
LIFO (credit) charge	(24,792)	10,683
FIFO EBITDA	$85,146	$53,200

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

•	general economic and business conditions;
•	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
•	transportation costs;
•	climate and weather affecting growing conditions and crop yields;
•	availability of financing;
•	leverage and the Company's ability to service and reduce its debt;
•	foreign currency exchange and interest rate fluctuations;
•	effectiveness of the Company's marketing and trade promotion programs;
•	changing consumer preferences;
•	competition;
•	product liability claims;
•	the loss of significant customers or a substantial reduction in orders from these customers;
•	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
•	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:
Timothy J. Benjamin
315-926-8100

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings
For the Years Ended March 31, 2016 and 2015
(In thousands of dollars, except share data)

	Quarter		Year-to-Date
	Fiscal 2016	Fiscal 2015	Fiscal 2016	Fiscal 2015

Net sales	$303,702	$277,939	$1,275,360	$1,286,350

Plant restructuring expense (note 2)	$744	$487	$10,302	$1,376

Other operating income net (note 3)	$371	$(91)	$24,971	$4,748

Operating income (note 1)	$22,108	$6,176	$88,549	$20,354
Loss (earnings) from equity investment	(84)	(397)	48	(628)
Interest expense, net	2,272	1,920	8,044	6,862
Earnings before income taxes	$19,920	$4,653	$80,457	$14,120

Income taxes expense	6,075	1,888	25,999	4,221

Net earnings	$13,845	$2,765	$54,458	$9,899

Earnings attributable to common stock (note 4)	13,712	2,722	53,891	9,716

Basic earnings per share	$1.39	$0.26	$5.46	$0.91

Diluted earnings per share	$1.38	$0.26	$5.42	$0.90

Weighted average shares outstanding basic	9,839,528	10,453,477	9,878,252	10,690,215

Weighted average shares outstanding diluted	9,909,710	10,525,256	9,948,434	10,761,994

Note 1: The effect of the LIFO inventory valuation method on fourth quarter pre-tax results was to increase operating earnings by $11,543,000 for the three month period ended March 31, 2016 and increase operating earnings by $202,000 for the three month period ended March 31
31, 2015. The effect of the LIFO inventory valuation method on year-to-date pre-tax results was to increase operating earnings by
$24,792,000 for the twelve month period ended March 31, 2016 and decrease operating earnings by $10,683,000 for the twelve month period ended March 31, 2015.
Note 2: The twelve month period ended March 31, 2016 included a restructuring charge for plant closure costs of $10,302,000.
The twelve month period ended March 31, 2015 included a restructuring charge for plant closure costs of $1,376,000.
Note 3: Other operating income for the twelve month period ended March 31, 2016 of $24,971,000 represents a $24,275,000 assignment credit related to the relationship transfer agreement among General Mills, B & G Foods and the Company, a $200,000 credit related to a contingency accrual for
Prop 65, net gain on the sale of unused fixed assets of $432,000 and a credit of $64,000 related to an adjustment to an environmental accrual.
Other net gain for the twelve month period ended March 31, 2015 of $4,748,000 represents a $5,000,000 gain related to a third party payment for the closing of a Midwest plant, a $250,000 charge related to environmental accrual and net loss on the sale of unused fixed assets of $2,000.
Note 4: The Company uses the "two-class" method for basic earnings per share by dividing the earnings attributable to common shareholders by the weighted average of common shares outstanding during the period.
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